QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the joint Registration Statement on Form S-4 in Amendment No. 1 to the joint Registration Statement on Form S-4 (SEC File Nos. 333-124303 and 333-124303-01) and related Proxy Statement/Prospectus of IAC/InterActiveCorp and Expedia, Inc. and to the incorporation by reference therein of our report dated February 27, 2004, with respect to the consolidated financial statements of Vivendi Universal Entertainment LLLP included in the amended Annual Report (Form 10-K/A) of IAC/InterActiveCorp for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Los Angeles, California
June 16, 2005

QuickLinks

Consent of Independent Registered Public Accounting Firm